Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated February 27, 2024 to

Prospectus dated June 22, 2023

Registration Statement Nos. 333-272818, 333-272818-01, 333-272818-02, 333-272818-03 and 333-272818-04

Aon North America, Inc.

$600,000,000 5.125% SENIOR NOTES DUE 2027 (the “2027 Notes”)

$1,000,000,000 5.150% SENIOR NOTES DUE 2029 (the “2029 Notes”)

$650,000,000 5.300% SENIOR NOTES DUE 2031 (the “2031 Notes”)

$1,750,000,000 5.450% SENIOR NOTES DUE 2034 (the “2034 Notes”)

$2,000,000,000 5.750% SENIOR NOTES DUE 2054 (the “2054 Notes”)

(together, the “Notes”)

PRICING TERM SHEET

Terms Applicable to the Notes

Issuer:	Aon North America, Inc.

Guarantors:	Aon plc, Aon Corporation, Aon Global Holdings plc and Aon Global Limited

Offering Format:	SEC Registered

Expected Ratings*:	Moody’s Investors Service: Baa2 Standard & Poor’s: A- Fitch: BBB+

Ranking:	Senior Unsecured

Trade Date:	February 28, 2024

Settlement Date (T+2)**:	March 1, 2024

Denominations:	$2,000 and multiples of $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC

Barclays Capital Inc. BMO Capital Markets Corp. BNY Mellon Capital Markets, LLC ING Financial Markets LLC UBS Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	Deutsche Bank Securities Inc. BofA Securities, Inc.

Co-Managers:

Loop Capital Markets LLC

Aon Securities LLC

ANZ Securities, Inc.

Goldman Sachs & Co. LLC

nabSecurities, LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Standard Chartered Bank

UniCredit Capital Markets LLC

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

Principal Amount:	$600,000,000 for the 2027 Notes $1,000,000,000 for the 2029 Notes $650,000,000 for the 2031 Notes $1,750,000,000 for the 2034 Notes $2,000,000,000 for the 2054 Notes

Maturity Date:	March 1, 2027 for the 2027 Notes March 1, 2029 for the 2029 Notes March 1, 2031 for the 2031 Notes March 1, 2034 for the 2034 Notes March 1, 2054 for the 2054 Notes

Reference Treasury:

UST 4.125% due February 15, 2027 for the 2027 Notes

UST 4.000% due January 31, 2029 for the 2029 Notes

UST 4.000% due January 31, 2031 for the 2031 Notes

UST 4.000% due February 15, 2034 for the 2034 Notes

UST 4.750% due November 15, 2053 for the 2054 Notes

Reference Treasury Price and Yield:	99-03 3⁄4; 4.446% for the 2027 Notes 98-24 1⁄4; 4.282% for the 2029 Notes 98-08; 4.295% for the 2031 Notes 97-26+; 4.270% for the 2034 Notes 105-28+; 4.393% for the 2054 Notes

Reoffer Spread to Reference Treasury:	+75 bps for the 2027 Notes +90 bps for the 2029 Notes +105 bps for the 2031 Notes +120 bps for the 2034 Notes +140 bps for the 2054 Notes

Re-offer Yield:	5.196% for the 2027 Notes 5.182% for the 2029 Notes 5.345% for the 2031 Notes 5.470% for the 2034 Notes 5.793% for the 2054 Notes

Coupon:	5.125% for the 2027 Notes 5.150% for the 2029 Notes 5.300% for the 2031 Notes 5.450% for the 2034 Notes 5.750% for the 2054 Notes

Interest Payment Dates:

Semi-annually in arrears on March 1 and September 1, beginning on September 1, 2024 for the 2027 Notes

Semi-annually in arrears on March 1 and September 1, beginning on September 1, 2024 for the 2029 Notes

Semi-annually in arrears on March 1 and September 1, beginning on September 1, 2024 for the 2031 Notes

Semi-annually in arrears on March 1 and September 1, beginning on September 1, 2024 for the 2034 Notes

Semi-annually in arrears on March 1 and September 1, beginning on September 1, 2024 for the 2054 Notes

Price to Public:	99.805% for the 2027 Notes 99.861% for the 2029 Notes 99.740% for the 2031 Notes 99.848% for the 2034 Notes 99.392% for the 2054 Notes

Proceeds to Issuer (before deducting our offering expenses and underwriting discounts):	$598,830,000 for the 2027 Notes $998,610,000 for the 2029 Notes $648,310,000 for the 2031 Notes $1,747,340,000 for the 2034 Notes $1,987,840,000 for the 2054 Notes $5,980,930,000 for the Notes

CUSIP / ISIN:

03740MAA8 / US03740MAA80 for the 2027 Notes

03740MAB6 / US03740MAB63 for the 2029 Notes

03740MAC4 / US03740MAC47 for the 2031 Notes

03740MAD2 / US03740MAD20 for the 2034 Notes

03740MAF7 / US03740MAF77 for the 2054 Notes

Optional Redemption:

Prior to February 1, 2027 (one month prior to the 2027 Notes maturity date) (the “2027 Par Call Date”), prior to February 1, 2029 (one month prior to the 2029 Notes maturity date) (the “2029 Par Call Date”), prior to January 1, 2031 (two months prior to the 2031 Notes maturity date) (the “2031 Par Call Date”), prior to December 1, 2033 (three months prior to the 2034 Notes maturity date) (the “2034 Par Call Date”) and prior to September 1, 2053 (six months prior to the 2054 Notes maturity date) (the “2054 Par Call Date” and each of the 2027 Par Call Date, the 2029 Par Call Date, the 2031 Par Call Date, the 2034 Par Call Date and the 2054 Par Call Date, a “Par Call Date”), the Issuer may redeem the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes and/or the 2054 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of such series being redeemed discounted to the redemption date (assuming the Notes of such series being redeemed matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined under “Description of the Securities—Optional Redemption”), plus 15 basis points (0.150%), in the case of the 2027 Notes, plus 15 basis points (0.150%), in the case of the 2029 Notes, plus 20 basis points (0.200%), in the case of the 2031 Notes, plus 20 basis points (0.200%), in the case of the 2034 Notes and plus 25 basis points (0.250%), in the case of the 2054 Notes, less (b) accrued and unpaid interest to the date of redemption, and

(2) 100% of the principal amount of the Notes of such series being redeemed,

plus, in each case, accrued and unpaid interest on the principal amount of the Notes of such series being redeemed to the redemption date.

On or after the applicable Par Call Date, the Issuer may redeem the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes and/or the 2054 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed plus accrued and unpaid interest thereon to the redemption date.

See “Description of the Securities—Optional Redemption” and “Description of the Securities—Optional Tax Redemption” in the preliminary prospectus supplement for more information.

Special Mandatory Redemption (applicable only to the 2027 Notes, the 2029 Notes, the 2031 Notes, and the 2034 Notes):	Under certain conditions described in the preliminary prospectus supplement, the issuer will be required to redeem all of the 2027 Notes, the 2029 Notes, the 2031 Notes and the 2034 Notes at a redemption price equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Conflicts of Interest:	Aon Securities LLC is an indirect wholly owned subsidiary of Aon North America, Inc. This offering is subject to, and will be conducted in compliance with, the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm distributing the securities of an affiliate.

*

Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

**

Note: The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. The T+2 settlement cycle specified in this Pricing Term Sheet supersedes the extended settlement language included in the Preliminary Prospectus Supplement.

The issuer and the guarantors have filed a registration statement, including a prospectus, with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Book-Running Managers in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Morgan Stanley & Co. LLC at 1-866-718-1649, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, or J.P. Morgan Securities LLC (collect) at 1-212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded (other than any statement relating to the identity of the legal entity authorizing or sending this communication in a non-U.S. jurisdiction). Such disclaimers or other notices were automatically generated as a result of this communication having been sent via Bloomberg or another e-mail system.